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Exhibit 10.18

Contract for the license of construction and commercialization of the 36 rod polysilicon deposition Reactor and STC (silicontetrachloride) Converter of
Poly Engineering Srl

Poly Engineering Srl ("PE")—via Galileo Ferraris 13, 20052 Monza, Italy—represented by the General Managers and Legal Representatives Dr. Giovanni Marangoni and Ing. Mario Ragaini.

GT Equipment Technologies Inc.,—243 Daniel Webster Highway, Merrimack NH 03054, USA and any successors to or transferees of all or substantially all of the assets of the business unit of GT Equipment to which this Agreement pertains ("GT")—represented by its duly authorized officer.

The following agreement has been reached for the exclusive license to GT of construction and commercialization of a 36 Rod Reactor/STC Converter used for the manufacturing of polysilicon for semiconductor and solar applications—henceforth called "R/C".

        Whereas:

  a)
  Discussions have already taken place between the parties with the purpose of developing a commercial relationship.

  b)
  With this agreement the parties intend to formalize present and future relationships.

  c)
  GT is interested in the acquisition of PE's technology, expertise, and know-how, patented or unpatented, for the construction and sale of the above mentioned R/C, as well as the technology, expertise, design, production, installation, management and maintenance of said equipment, as described in Attachment A.

  d)
  PE is capable to select and support qualified suppliers for the construction of a prototype, project outlines, designs, operation with technical know-how (PE technology) of such a R/C.

  e)
  R/Cs have already been built according to the above item d) for one existing project. In addition there are three other PE projects where contact has already been established—preceding this agreement—for the sale of the same R/Cs. PE is unable to reveal the names of these companies for confidentiality reasons, and GT declares to be aware of this, and does not oppose it. As such GT recognizes that the exclusivity of this contract does not apply to existing commercial relationships already made by PE to those third parties. Proof of these prior relationships may be demonstrated even by documentation of uncertain dates.

Based on the above, the parties agree as follows:

Article 1.—Agreements and premise.

The premise is the fundamental basis and integral part of the present agreement which substitutes all other previous agreements relative to the R/C

Article 2.—Contract objective.

This contract is for the exclusive, worldwide license to GT for ninety nine (99) years from the date hereof for the construction and commercialization of a 36 Rod Reactor/STC Converter used for the manufacturing of polysilicon for semiconductor and solar applications—henceforth called "R/C". PE is engaged to the following:

Phase A) Delivery of a "Modeling Study."

PE will deliver a validated model (modeling study) of the equipment relative to this Agreement within 30 days from the date of signing of this contract. Upon receipt of the Modeling Study GT will immediately pay PE as per Article 6a.

Phase B) Prototype Manufacture (Chamber, Power Supply)
Chamber

PE undertakes to have a qualified and experienced third party construct and deliver a prototype Chamber of a R/C. GT will place the order and all construction will be done at GT's expense. The exact cost, payment terms and delivery time for the prototypes will be quantified during joint negotiations with the constructor.

Both parties will work together, at the constructor's site, during mechanical testing of the Chamber to ensure the legal requirements of the country where the equipment will be installed are met. Upon successful completion of the mechanical testing of the Chamber, GT will immediately pay PE as per Article 6b.

PE will give to GT—within 30 days after receipt of Article 6b payment—all plans and designs (technical and mechanical) and the technical construction descriptions, necessary for the construction of the Chamber by the qualified supplier above mentioned. Except as authorized or anticipated by this Agreement, these documents cannot be used for purposes outside of this contract, and cannot be shared or given to any third parties.

GT wishes to evaluate the possibility of a GT contractor making the prototype of the chamber for the R/C. Should GT decide to do that, GT will communicate decision to PE and PE shall anticipate all plans, designs and technical construction descriptions, necessary for the construction of the chamber by a qualified supplier. In such event, the payment according to Article 6b will be due upon delivery of the technical documentation above mentioned.

Power Supply

PE undertakes to have a qualified and experienced third party construct and deliver a power supply of a R/C. GT will place the order and all construction will be done at GT's expense. The exact cost, payment terms and delivery time for the prototypes will be quantified during joint negotiations with the constructor.

Both parties will work together, at the constructor's site, during electrical testing of the power supply to ensure the legal requirements of the country where the equipment will be installed are met.

PE will give to GT—within 30 days after receipt of Article 6b payment—all plans and designs (technical and electrical) and the technical construction descriptions, necessary for the construction of the power supply by the qualified supplier above mentioned. Except as authorized or anticipated by this Agreement, these documents cannot be used for purposes outside of this contract, and cannot be shared or given to any third parties.

GT wishes to evaluate the possibility of a GT Contractor making the prototype of the Power Supply for the R/C. Should GT decide to do that, GT will communicate decision to PE and PE shall anticipate all plans, designs and technical construction descriptions, necessary for the construction of the power supply by a qualified supplier. In such event, the payment according to Article 6b will be due upon delivery of the technical documentation above mentioned.

PE undertakes to review the technical proposals of said GT Contractors under separate payment agreement. If positive GT elect at its own risk to proceed with its own sub-contractors. If negative, GT may elect to have PE undertake to have a qualified and experienced third party construct and deliver the Power Supply prototype for said R/C, as above specified.

Upon successful completion of the prototype and receipt of payment as per Article 6b, PE will give license for construction and commercialization of the R/C to GT.

Article 3.—Exclusivity and Exclusivity Limitations.

The exclusivity of the present contract is to be considered limited to the current agreement for the license of the worldwide, perpetual, and exclusive rights to construct and commercialize a 36 Rod Reactor/STC Converter used for the manufacturing of polysilicon for semiconductor and solar applications—("R/C"). As such PE will no longer be allowed to produce, utilize or sell the above mentioned R/C.

However PE maintain the right to sell and build to the four companies or persons with which PE has already established commercial relationships—preceding this agreement. Proof of this prior relationships may be demonstrated even by documentation of uncertain dates. GT declares to be aware of this, and does not oppose it, and waives all the rights and claims on this matter.

PE cannot disclose the names of these companies and GT agrees to not oppose this sale nor seek out the names of such companies.

PE however guarantees that these four Companies do not have the rights to commercialize the R/C in competition with GT.

PE retains the right to project, patent, produce, utilize and commercialize projects, products, and know-how "different" from the R/C mentioned in this agreement. A "different" project or product is a new R/C with dimensions arid design significantly different for number of rods and uncomparable performances.

The present grant of exclusive rights cannot be transferred nor sub-licensed by GT without written permission by PE except in conjunction with the sale of all or substantially all of the assets of the business unit of GT to which this Agreement pertains.

Article 4.—Productivity Testing.

PE guarantees a minimum theoretical productivity threshold for the product. This will be specified in Attachment B, which will also describe the conditions under which the testing is to be performed.

Both parties will collaborate to verify the functionality of the R/C and that it meets the performance standards, as described in Attachment B.

The parties will write a report of the development of the productivity test.

GT recognizes that if it chooses to use its own Power Supply Contractor, PE can only respond for the Chamber component.

Failure to carry out the above test, or failure to reach the minimum productivity requirements do not in any way constitute entitlement to suspend, postpone, reduce or avoid payment of the sum agreed to in Article 6 c, d.

Failure to meet the minimum productivity requirements will require PE and GT to investigate and remove the reason of the failure. If the parties are unsuccessful in resolving this failure, PE and GT agree to seek a mutually agreeable settlement.

Article 5.—Technical Assistance.

PE shall give GT all the information relative to the R/C outlined in this contract, its experience, methods used, know-how and any secrets developed during manufacturing such that the qualified GT team can create, start-up, operate and maintain the R/C after being trained. PE's role in providing this technical assistance will be outlined in Attachment C. The costs associated with this training will be at GT's expense should this take place outside of Italy.

Article 6.—Payment.

Reactor

[***]

GT undertakes to supply suitable bank guarantees upon first request, issued by a bank and having a text acceptable by PE, for the payments of the sums indicated above within 30 days of the signing of this agreement. Failure to do this could lead to the cancellation of the contract by PE.

***Confidential information omitted pursuant to a request for confidential treatment and filed separately with the Commission

Converter

GT has a 1 year option from the date of signing of this agreement to purchase the Converter.

However if PE identifies a customer wanting it sooner upon the same terms and conditions as those offered to GT, PE will notify GT in writing and GT will, within 15 days from notification, either exercise the option or renounce it.

In case GT will not exercise this option or notify his decision within 15 days PE will be free to proceed with this customer.

However this option is not applicable for Companies mentioned in Article 3.

[***]

GT undertakes to supply suitable bank guarantees upon first request, issued by a bank and having a text acceptable by PE, for the payments of the sums indicated above within 30 days of the signing of this agreement. Failure to do this could lead to the cancellation of the contract by PE.

GT is responsible for all expenses related to the manufacture of the prototype components—Chamber and Power Supply. If constructed in Italy the supervision of the prototype component will be at PE's expense. If a component is constructed outside of Italy, GT will be responsible for all expenses incurred by PE for supervision of that prototype component.

Article 7.—Patents and conceded rights.

PE undertakes the product as well as the technical package is its own intellectual property and no other party has ever made any claim against that.

GT is free to patent the R/C which is the subject of the current agreement, and undertakes to fully indemnify PE from any possible claims by other parties resulting from the infringement of any such patent.

Article 8.—Secrecy Agreements.

Throughout this contract GT, their executives, technicians, employees and other 3rd party employees may not divulge in any way that could damage the other party the content of the documents or technical know-how that PE has transferred to GT except as authorized or anticipated herein.

GT undertakes that any technical information received from PE will be treated as confidential and communicated to third Parties only to the extent necessary for the construction and sale of the R/C. In case of inobservance of this obligation could lead to the cancellation of the contract by PE.

Article 9.—Technical realization.

Upon transfer of the documentation (the material and technical assistance mentioned in the previous Articles) PE will not be responsible for risks associated with the technical realization, commercialization and functionality of the R/Cs produced subsequent to the prototype, and that these R/Cs are at the sole responsibility of GT.

Article 10.—Limits of responsibility.

Responsibility of any nature arising from the current contract will be limited for PE in an amount not to exceed 50% of the amounts referenced in Article 6, and cannot be exercised after five years from the date of signing of the current agreement.

***Confidential information omitted pursuant to a request for confidential treatment and filed separately with the Commission

Article 11.—Modifications and improvement of the product during the course of the current contract.

PE undertakes to communicate and make available to GT any modifications or improvement to the R/C in question, and GT is free to utilize these modifications.

GT may make its own improvements to the R/C and agrees to negotiate with PE for the right to utilize these GT improvements and modifications for use in its "different" products.

Article 12.—Contract duration.

The license granted by this agreement is for ninety nine (99) years duration from the date hereof.

Article 13.—Termination of the contract.

In the case of a material breach of this Agreement, GT cannot continue to use the technology provided by PE nor sell or divulge it to others. As such GT agrees to immediately end the manufacture of the licensed R/Cs other than its right to proceed with the sale of any R/Cs already manufactured or in the process of being manufactured for existing orders.

Article 14.—Just cause termination.

The contract can be terminated by either party for just cause if any material breach hereof is uncured by the breaching party 30 days after without notice. Either party may terminate this Agreement if the other party becomes insolvent or bankrupt or permits any other similar procedure to remain undischarged for 30 days. In all such cases a written notification sent by registered mail to the other party, declaring their intention to terminate the agreement for just cause, is sufficient to resolve the contract.

Article 15.—Modifications.

Modifications or additions to this contract are only valid in written form.

Article 16.—Succession of the contract.

This agreement is also applicable in all its Articles to the legal successors of either party.

Article 17.—Legal competency.

The current agreement is in accordance with Italian law.

The place of fulfillment of the contract is the headquarters of PE (Monza—Italy).

Arbitration (Court) will be in Monza in case of controversies originated by GT, and in Merrimack in case of controversies initiated by PE.

Article 18.—Invalidity of the clauses.

The nullity or ineffective legality of a single Article in this contract does not alter the validity of the other Articles. The nullified Article is to be substituted in the agreement with an alternative valid Article which allows the same economical result to be reached.

The same procedure is to be utilized in case the contract requires modification or addition over time. An Article which cannot be clearly interpreted, must be interpreted to maintain the same economic expectations.

The parties confirm that they have examined and agreed upon any single point of this contract.

For PE:		For GT:
Giovanni Marangoni Mario Ragaini	/s/ Giovanni Marangoni /s/ Mario Ragaini	Thomas M. Zarrella	/s/ Thomas M. Zarrella
Date: 14 March, 2006		Date: March 14, 2006

Attachment A
Content of PE's technology, expertise, and know-how to be transferred to GT.

1—With reference to the Contract Preamble, the definition of the following terms are:

1.1—R/C. An equipment composed by the following:

(a)
A pressure vessel provided with a cooling jacket & plate

(b)
An electric power supply unit

(c)
Ancillary parts to be put in place inside the pressure vessel

  —Electrodes (metal & graphite)

  —Graphite elements to fit silicon or other materials rods

  —Feeding gas nozzles

  —Graphite shield elements

1.2—Design by PE

The submittal from PE to GT of drawings, specifications and instruction suitable for allowing GT the purchase of R/C from qualified suppliers

1.3—Installation

The submittal from PE to GT of information on specific requirements on the installation of the R/C

1.4—Production

The submittal from PE to GT of the operating conditions of R/C (see Appendix B)

1.5—Management

The submittal from PE to GT of the information on the steps of the operation batch and the related operating instructions

1.6—Troubleshooting

The submittal from PE to GT of the above information: Those information will be included on the 1.5 Management/Operating Instructions

2—Documentation to be supplied from PE in order to fulfil PE obligations.

2.1—Modelling study of the R/C, divided in two parts, dealing with the vessel and the power supply equipment:

The modelling study gives a complete picture of both the main characteristics of the R/C and of its performance.

The information given in the study allow by the plant management a choice of different possible operating conditions

2.2—Design documentation of the R/C vessel

(a)
A drawing of the R/C vessel, with the following indications:

  —main dimensions

  —plate layout with electrodes and product connection location

  —nozzles size and location (to be confirmed by the vessel manufacturer)

  —indication of specific requirements and suggested construction details

(b)
A specification of the R/C vessel, with the following indications

  —mechanical design conditions

  —process design conditions

(c)
Drawings or specifications of the R/C vessel ancillary parts

2.3—Design documentation of the electric power equipment

(a)
A specifications of all the components of the power supply having as a start point an electric supply at a medium voltage.

The equipment required for earthing and personnel protection will be a part of the above specification

2.4—Instructions manual (Operating Instructions). The instruction manual will include:

  —Operations to be carried out at each of the production stages of the R/C

  —Safety instructions

  —Trouble shooting instructions

Attachment B
Productivity and Test Conditions—As Per Article 4

        [***]

***Confidential information omitted pursuant to a request for confidential treatment and filed separately with the Commission

Attachment C
Technical Assistance—As per Article 5

PE shall provide technical assistance as follows:

  1.
  interpretation of the technical documentation supplied according to Appendix A and B to the contract additional

  2.
  additional information will be given when requested by GT and proved due to fulfill PE obligations

  3.
  a training course to GT engineers to be arranged in Italy, without any charge from PE to GT

PE shall also provide additional assistance to be charged separately like:

  1.
  a basic engineering of the detailed facilities necessary to install the R/C in a particular specific plant

  2.
  special assistance during the start up operation

  3.
  a training to be held at the specific plant to the Client personnel

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  Exhibit 10.18